Exhibit d.(2)(b)

AMENDMENT NO. 1

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 1 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of November 1, 2022, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (“VALIC”), and ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (the “SUB-ADVISER”).

WITNESSETH:

WHEREAS, VALIC and VALIC Company I entered into an Investment Advisory Agreement, dated January 1, 2002 (as amended, restated or otherwise modified from time to time, the “Advisory Agreement”), with respect to the Covered Funds reflected in Schedule A of the Advisory Agreement; and

WHEREAS, VALIC and the SUB-ADVISER are parties to that certain Investment Sub-Advisory Agreement, dated November 13, 2019 (as amended, restated or otherwise modified from time to time, the “Sub-Advisory Agreement”), with respect to the Dynamic Allocation Fund, a Covered Fund; and

WHEREAS, the parties wish to amend and restate Schedule A to the Sub-Advisory Agreement as attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

2.

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Sub-Advisory Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ THOMAS M. WARD Name: Thomas M. Ward Title: Authorized Signatory

ALLIANCEBERNSTEIN L.P.

By:	/s/ MATTHEW WHITE Name: Matthew White Title: Vice President, Counsel & Assistant Secretary

SCHEDULE A

COVERED FUND(S)

Effective November 1, 2022

Annual Fee computed at the following annual rate, based on average daily net assets for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Rate

Dynamic Allocation Fund[1]	Omitted

[1]

The average daily net assets for the purpose of calculating the subadvisory fee will be determined on the basis of the combined assets of the Dynamic Allocation Fund, a series of VALIC Company I, and the SA VCP Dynamic Allocation Portfolio and the SA VCP Dynamic Strategy Portfolio, series of SunAmerica Series Trust. Assets are combined only while the SUB-ADVISER is managing all of the Dynamic Allocation Fund, the SA VCP Dynamic Allocation Portfolio and the SA VCP Dynamic Strategy Portfolio. Otherwise, rates presented above are applied as an annual percentage of the average daily net assets of the Covered Fund.